Exhibit 10.5

EMPLOYMENT AGREEMENT

BETWEEN

SHORE BANK

AND

EXECUTIVE OFFICER

THIS AGREEMENT is entered into as of March 1, 2000, between Shore Bank, having its principal place of business at Onley, Virginia (hereinafter “Employer”), and                              (name of executive officer) residing in                              (hereinafter “Executive”).

RECITALS

A.	The Employer is engaged in the business of banking; and

B.	The Executive has particular and peculiar knowledge and background in the operation of business of this nature; and

C.	The parties hereto desire to enter into an agreement whereby the Executive’s services will be made available to the Employer;

NOW, THEREFORE, in consideration of the mutual promises and convenants hereinafter contained, it is agreed as follows:

1.	Term:

The Employer shall employ Executive as its                              (Executive’s title/position) for a period of 1 year beginning March 1, 2000, unless terminated in accordance with the provisions of this agreement. Upon the expiration of the initial 1 year term hereof, this Agreement shall be extended in 12 month increments thereafter, unless either party shall by written notice delivered not less than sixty (60) days prior to the expiration of the initial 1 year term hereof, or any extension hereof, notify the other of their respective intention not to extend the term of this Agreement.

2.	Exclusive Employment:

Subject to normal and reasonable absences for reason of illness, accident and/or other incapacity, the Executive shall devote all of his attention and energies to the business of the Employer and shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage that will significantly interfere with his duties as an Executive of Employer. With prior approval of the Chief Executive Officer of Company, Executive may serve on the Boards of Directors of other companies.

3.	Titles and Duties:

Initial Appointments: Subject at all times to the supervision and direction of the Employer’s Chief Executive Officer, Executive will be employed as the                              (Executive’s title/position) of Employer to conduct, operate, manage and promote the business of the Employer and act generally in a supervisory capacity.

4.	Compensation:

A.	Base Salary: During the term of his employment, the Executive will be paid an annual base salary of hereinafter (“Base Salary”). During the term of this Agreement, the Base Salary will be reviewed and revised annually by the Board of directors of the Employer on or before each March 1st to reflect external conditions, Executive’s performance, and changing size and nature of Company’s operations.

B.	Additional Compensation: In addition to the Base Salary, Executive shall receive except as specifically modified or stated hereinafter, the following:

(i)	coverage in Company Group Health and Life Insurance Plans;

(ii)	officers liability insurance;

(iii)	payment by the company for social membership at the Eastern Shore Yacht and County Club and any other membership duly approved by the Board of Directors;

(iv)	3 weeks vacation each year during the term hereof; and

(v)	the provisions of Section 4B shall not serve expressly to exclude Executive from any other incentive or compensation plans adopted by the Board of Directors for senior management.

5.	Non-Disclosure:

The Executive recognizes and acknowledges that the Employer has secret business practices and trade secrets, lists of customers and other matters which are special and unique assets of the Employer’s business. The Executive agrees that he will not, during or after the term of his employment, disclose such information or any part thereof to any person, firm or corporation, association or other party for any reason or purpose whatsoever. In the event of provision of this paragraph, the Employer shall be entitled to an injunction restraining the Executive from disclosing, in whole or part, such information or from rendering any services to any firm, corporation, association or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein contained shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer from such breach or threatened breach, including and not limited to the recovery of damages from the Executive.

6.	Disability or Death:

In the event of Executive’s permanent disability, the Base Salary and any bonuses that that would have otherwise been earned will continue to be paid for at least six (6) months. All payments will be reduced by the amount of any disability benefit plan. For purpose of this Employment Contract, the phase “permanently disabled” shall mean the inability of Executive to perform his duties hereunder for a continuous period of more than four (4) months. Such permanent disability shall be determined by the insurance provider under the terms and provisions set forth in the policy. In the event of death of the Executive, his estate will receive any bonuses that would have been earned by him for that calendar year.

7.	Discharge or Resignation:

A.	The Employer’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Employer’s Board of Directors other than a termination for cause, shall not prejudice the Employee’s right to compensation or other benefits under the contract. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of the Employee’s dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the contract.

B.	If Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company’s affairs by a notice served under Section 8(e) (3) or (g) (1) of (the) Federal Deposit Insurance Act (12 U.S.C 1818 (e) (3) and (g) (1) the Company’s obligations under the contract shall be suspended as of the date of the service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the company may in its discretion (i) pay Employee all or part of the compensation withheld while its contract obligations were suspended.

C.	If employee is removed and/or permanently prohibited from participating in the conduct of Company’s affairs by an order issued under Section 8 (e) (4) or (g) (1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e) (4) or (g) (1), all obligations of the Company under the contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

D.	If the Company is in default (as defined in Section 3 (x) (1) of the Federal Deposit Insurance Act), all obligations under the paragraph (b) (4) shall not affect any vested rights of the contracting parties.

8.	All obligations under the contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the company:

A.	by the Director or his or her designee, at the time of the Federal Insurance Corporation or the Resolution Trust Corporation enter into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13 (c) of the Federal Deposit Insurance Act; or

B.	by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the company or when the Company is determined by the Director to be unsafe or unsound condition.

9.	In the event the Executive is terminated without cause, then the payment of Base Salary and all benefits in Section 4, shall continue until the expiration of 6 months from the date of termination. For purposes of this agreement, the definition of termination without cause shall include Executive’s termination following the sale, liquidation or cessation of business of the Parent Company, Shore Financial Corporation, Executive’s resignation due to any curtailment of his responsibilities or duties; Executive’s termination due solely to the Chief Executive Officer’s decision to personally handle the Executive’s responsibilities and termination for any ground which is not enumerated above as termination for cause.

10.	Place of Performance:

It is contemplated that Executive will perform his principal duties in Onley, Virginia except for temporary or emergency assignments.

11.	Notices:

Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, and if sent by registered or certified mail, to his residence in the case of the Executive, and to its principal office in the case of the Employer.

12.	Waivers:

The waiver by the Employer or the Executive of any breach of any provision of this Agreement by other party shall not operate or be construed as a waiver of any subsequent breach by other party.

13.	Binding Effect:

The rights and obligations of the Employer under this agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer and the rights, to the extent vested, and obligations of Executive hereunder shall inure to the benefit of his heirs, executors and assigns.

14.	Construction:

Agreement shall be construed and interpreted under the laws of the State of Virginia.

15.	Entire Agreement:

This instrument contains the entire Agreement of the parties and may not be altered, modified or amended except in writing executed by both parties. The unenforceability of any provision of this Agreement shall not be construed to, nor shall it, cause any other provision of this Agreement to be unenforceable by reason thereof.

IN WITNESS WHEREOF, the parties have executed this agreement as of the day and year above written.

Employer:

Shore Bank

By:
Scott C. Harvard
Chief Executive Officer

Executive:

Name of Executive
Title of Executive